Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II)

WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CONTRACTOR AGREEMENT

This Contractor Agreement (hereinafter, “Agreement”) is entered into as of this 1st day of July, 2019 by and between NATIONAL STORM RECOVERY, LLC, with an office at 1825 NW Corporate Blvd., Suite 110, Boca Raton, FL 33431 (hereinafter, “Contractor”), and VISTA LANDFILL, LLC, with an office at 242 West Keene Road, Apopka, FL 32703 (hereinafter, “Company”).

ARTICLE It — WORK AND CONSIDERATION. Contractor agrees to provide the labor, materials and equipment (other than as specified in Article II), and to perform the following work, pursuant to the terms of this Agreement and for the consideration set forth below:

A.	Description of Work (specify any obligation of the Contractor to obtain building permits, certificates of occupancy or the like):

I.	Contractor and third party customers of Contractor may bring vegetative waste to Vista LLC and shall be charged no disposal fee. The location to be used by Contractor for its activities is shown on the map attached hereto as “Exhibit A”.
2.	Contractor shall grind vegetative waste belonging to Company at no cost to Company. Such waste shall remain on site and remain the property of Company.
3.	Contractor shall grind its own material, and remove the material from the site, in an expeditious manner.
4.	Contractor shall grind (no larger than a 4” grate) and stockpile the vegetative waste owned by Company at least every six (6) months. This waste shall not exceed [***] tons in a twelve—month period.
5.	Company shall pay for all waste processed by Contractor in excess of [***] tons in a twelve month period. The charge for such excess waste shall be [$***] per ton.
6.	Contractor will only operate during Company’s regular business hours; presently, Monday through Friday from 7:00 a.m. to 5:00 p.m. Such days and times may change.
7.	Contractor shall comply with all Federal, State and Local regulations governing vegetative waste processing.
8.	Contractor shall provide data to Company on an annual basis for FDEP repm1s. Reports shall include beginning inventory, ending inventory, tons received and tons removed.
9.	Contractor shall provide personnel and equipment to properly supervise and control the processing of vegetative waste delivered by Contractor and by Company’s customers, and shall ensure contaminated materials are removed prior to processing.
10.	Contractor may place an office trailer and a portable fuel tank (with secondary containment) in the physical area designated on Exhibit A.
11.	Contractor’s physical area of operations is shown on Exhibit. A. Contractor may use the Company’s wash pad to clean its equipment; and may also use the Company’s bays to store its equipment; however, the last 3 bays shall be reserved solely for use by the Company.
12.	Contractor shall reimburse Company on a monthly basis for electricity consumed in its operations. Invoicing will be via email. There is an electric meter on site.
13.	Contractor and Company may negotiate for the Contractor’s use of additional acres for temporary vegetative waste storage in the event of a hurricane.
14.	Upon the termination of this Agreement, the Contractor shall leave the premises in the same condition as they were when operations hereunder began.

THE TERM HEREOF SHALL BE THREE (3) YEARS FROM THE DATE OF EXECUTION, AND MAY BE RENEWED FOR LIKE TERMS UPON THE AGREEMENT OF THE PARTIES, AT WHICH TIME RATES MAY BE NEGOTIATED. THERE SHALL BE NO AUTOMATICRENEWAL OF THIS AGREEMENT.

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ALL VEGETATIVE MATERIAL BROUGHT TO THE SITE BY CONTRACTOR MUST BE REMOVED PRIOR TO TERMINATION OF THIS AGREEMENT, UNLESS OTHER WRITTEN. PROVISIONS HAVE BEEN MADE.

B.	Specifications attached: X Yes _No

C.	RENT:

●	CONTRACTOR SHALL PAY COMPANY $[***] RENT ON THE FIRST OF EACH MONTH, WITH THE FIRST PARTIAL MONTH BEING PRORATED. PAYMENT SHALL BE BY CHECK PAYABLE TO “VISTA LANDFILL, LLC”.
●	CONTRACTOR SHALL PAY COMPANY $[***] FOR EACH TON OF GROUND VEGETATIVE WASTE LEAYING THE PREMISES.
●	VOLUME REPORTS WILL BE PROVIDED VIA EMAIL ON A MONTHLY BASIS, TO INCLUDE, DATE, TIME, COMPANY NAME AND TONS FOR INBOUND AND OUTBOUND VEGETATIVE AND GROUND VEGETATIVE WASTE.
●	CONTRACTOR’S PAYMENT SHALL BE MADE ON A MONTHLY BASIS. PAYMENT SHALL BE BY CHECK PAYABLE TO “VISTA LANDFILL, LLC”.

ARTICLE II COMPANY FURNHSHED EQUIPMENT. Company will furnish without charge, or will lease or otherwise furnish to Contractor at the rates shown in this Article II, the following materials or equipment for use by Contractor in performing the work described in Article l:

●	Company shall provide monthly reports to Contractor to include, date, time, company name and tons for inbound and outbound vegetative and ground vegetative waste.

●	Company shall provide, at no charge to Contractor, an operational water well in the area of Contractor's operations.

ARTICLE III - PERFORMANCE BOND. If checked[], prior to commencement of work hereunder, Contractor shall furnish to Company a performance and payment bond, underwritten by a corporate surety satisfactory to Company, in the penal sum of one hundred percent (100%) of the amount of this Agreement as security for the faithful performance of this Agreement and for the payment of all persons, firms or corporations to whom Contractor may become legally indebted for labor, materials, tools, equipment or services of any nature employed or used by it in performing the work. The bond shall contain any applicable statutory language, shall be satisfactory in form to Company and shall meet any applicable statutory requirements to protect Company and its property from any lien, claim or suit resulting from Contractor’s failure to make the payments referred to in this Article m.

ARTICLE IV INDEPENDENT CONTRACTOR The work and labor herein provided for shall be performed and furnished by Contractor as an independent contractor and under the sole supervision, management, direction and control of Contractor in accordance with the terms and conditions of this Agreement. Contractor will have full control over employees it may see fit to employ to assist in performance of this Agreement including, but not limited to, the hiring, firing and supervision of such employees of Contractor. Contractor further agrees that the work to be performed by Contractor shall meet with the approval of Company’s engineers or designated representatives but that the detailed manner and method of doing same shall be under the control of Contractor.

ARTICLE V - PERFORMANCE STANOARDS. Contractor represents that it has expertise in performing the work required under this Agreement, and that all work will be performed in accordance with generally accepted professional standards in a prudent, workmanlike and lawful manner, with minimal interference with Company’s operations and property. Contractor further represents that work and materials supplied by or through Contractor shall comply with all requirements of applicable drawings and specifications and shall be free from defects and damage. These representations shall survive termination of this Agreement.

ARTICLE VI - INSPECTION AND ACKNOWLEDGEMENT. Contractor represents that it has inspected and thoroughly examined the premises or properly where or upon which the work is to be performed, and is not relying on any representations of the Company, except those provided in writing. Contractor’s failure to inspect and examine the premises or property resulting in its subsequent inability to perform the work hereunder shall in no way relieve it of the obligations of this Agreement. Contractor hereby waives any claims for surface, subsurface or other site conditions.

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Contractor acknowledges and is aware that the facility at which it is performing work contains residential, commercial, industrial and/or other waste materials, and Contractor knowingly and voluntarily assumes all risk of injury and damage to Contractor and Contractor’s property, employees, subcontractors and others working for the Contractor, caused by exposure to such waste materials while at the facility, including any which may prove to be hazardous or toxic. Contractor agrees to advise fully all of its employees, subcontractors and others working for the Contractor at the facility, of the facility risks and of all necessary environmental, safety and health procedures required by applicable state or federal law, regulation or order or required by the Company.

ARTICLE VII - CONTRACTOR’S FAILURE TO PERFORM. In the event Contractor fails to commence said work within the time specified, or having begun said work fails to complete it on or before the time specified, or abandons it for any reason, suspends or fails to continue it, refuses to promptly correct any work not in conformity with the requirements of this Agreement, or defaults in any manner in the performance under the terms of the Agreement for a period of five (5) days (unless Contractor is prevented from continuing by reason of Force Majeure), the Company shall have the right, at its option, to terminate all or pa11 of this Agreement and to take over said work and complete it or have said work completed by another in any reasonable manner at Contractor’s expense. Such right of termination is without prejudice to any other rights or remedies Company may have under applicable law or this Agreement.

ARTICLE VIII CONTRACTOR’S INDEMNITY AND INSURANCE. Contractor agrees to defend, hold harmless and unconditionally indemnify Company, and all of its Affiliates (defined below), and all of their respective officers, directors, shareholders and employees, against and for all liabilities, costs, expenses (including attorney” fees and expenses of investigation), claims and damages which Company may at any time suffer or sustain or become liable for by reason of any accidents, damages or injuries (including injuries resulting in death) either to the persons or property or both, of Contractor or Company or employees of either party, or to any other parties, in any manner caused by or resulting from Contractor’s breach of this Agreement or acts or failures to act by Contractor or its employees or agents in the performance of this Agreement; provided, however, that such indemnification and hold harmless shall not apply to claims for loss, damage, injury or death to the extent caused by the negligence of Company.

Contractor further agrees at all times during this Agreement to maintain in full force and effect Employer’s Liability, Worker’s Compensation, Public Liability and Property Damage, including contractual liability coverage for the above hold harmless and indemnification provisions, and other insurance as specified by Company. All of such policies shall be endorsed to name Company, and all of its Affiliates, as additional insureds and such insurance shall be by insurers and for policy limits acceptable to Company and before commencement of work hereunder and on an annual renewal basis Contractor agrees to furnish Company certificates of insurance or other evidence satisfactory to Company to the effect that such insurance has been procured and is in force. The certificate of insurance shall accurately reflect the insurance coverages, including any and all limitations, exclusions and restrictions and provide that in the event of cancellation or material change in a policy affecting the certificate holder, thirty (30) days prior written notice shall be given the certificate holder. As used above in this Article VII, the term “Affiliates” means any corporation, partnership or other recognized entity that directly, or indirectly, controls, or is controlled by, or is under common control with Company and all of their respective officers, directors, shareholders and employees.

For the purpose of this Agreement, Contractor shall carry the following types of insurance in at least the limits (which may be a combination of primary and excess coverage) specified below:

COVERAGES	LIMITS OF LIABILITY
Worker’s Compensation Employer’s Liability General Liability, Including Bodily Injury, Property Damage and Contractual Liability Automobile Liability, including Bodily Injury and Property Damage	Statutory $500,000 each Occurrence $2,000,000 each Occurrence $2,000,000 each Occurrence

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ARTICLE IX CHANGES AND EXTRA WORK Company may, by written notice, direct changes in the work to be performed under this Agreement which are within the general scope of this Agreement. If Contractor believes that any such changes or extra work will result in additional cost or require additional time for completion of the work, it shall, within ten (10) calendar days of the written notice from Company, notify Company. Such notice from Contractor shall be a condition precedent to Company’s o ligation to pay for any changes or extra work. If Contractor fails to give notice as required in this paragraph, it waives any rights to adjustments or additional compensation. If Contractor provides the notice of increase to Company, it shall be entitled to an equitable adjustment in compensation to cover additional costs associated with approved changes. The Contractor shall proceed with the work as changed pending determination of any adjustment in compensation and the pendency of any dispute resolution procedures shall not relieve Contractor from its duty to perform under this Agreement or serve to delay or suspend any schedule or deadline under this Agreement.

ARTICLE X COMPLIANCE WITH LAWS. In the performance of its work hereunder, Contractor agrees to comply with all applicable federal, state, provincial and local laws and ordinances and all lawful orders, rules and regulations of any constituted authority, including but not limited to, social security and income tax withholding laws, employment compensation laws, environment, safety and health laws. Unless otherwise agreed to in writing by Company, Contractor shall have full and exclusive liability for the payment of any and all sales, use, excise, business and occupation or similar taxes, and any taxes for unemployment insurance, retirement benefits, or similar obligations which may now or hereafter be imposed by law or collective bargaining agreements.

Contractor represents and warrants that it has all necessary permits, licenses and other forms of documentation, and its personnel have received all necessary training including, but not limited to, health and safety training, required to perform services hereunder and, upon request of Company, contractor shall furnish copies and/or evidence thereof to Company.

ARTICLE XI COMPLETION. Upon completion of the work to be performed under this Agreement, Contractor shall notify Company, at which point Owner will perfo1m its final inspection and notify Contractor of any deficiencies. Upon correction of any and all deficiencies, satisfaction of the requirements of A1ticle XV hereof, and performance of all Contractor’s other obligations under this Agreement, Company will provide final payment to Contractor, less any adjustments for statutory retainage required by applicable law and disputed amounts. Contractor shall be responsible for removal of debris and surplus materials from Company property following acceptance, leaving the property in broom clean condition.

ARTICLE XII RISK OF LOSS. Until written acceptance of the work by Company, all risk of loss, injury or destruction by any cause other than the negligence or willful misconduct of Company shall be borne by Contractor. Responsibility of Contractor shall extend to materials and equipment furnished or leased by Company to Contractor under this Agreement.

ARTICLE XIII - CONFIDENTIAUTY. Contractor agrees that it will not at any time, either while engaged hereunder by Company or afterwards, make any outside use of or disclose to any other person or organization, except a authorized in writing by Company, any information, whether patentable or not, regarding plans, programs, facilities, processes, products, costs, equipment, operations or customers which comes within the knowledge of Contractor in the performance of the work hereunder. Under no circumstances will any publication, production or use by Contractor relating to the business or activities of Contractor or performance of the work of the Contractor hereunder be allowed without prior written consent of Company.

ARTICLE XIV- PATENTS AND TRADE SECRETS.

Contractor shall pay all royalties and license fees, defend all suits or claims for infringements of any patent rights and save Company harmless from loss on account thereof. Contractor shall not be responsible for all such loss when a particular design, process or the or the product of a particular manufacturer or manufacturers is specified in drawings or specifications provided by Company, but if Contractor has reason to believe that the design, process or product specified is an infringement of a patent, it shall be responsible for such loss unless such information is promptly given to Company.

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In the event Contractor creates and desires to publish, produce or use for itself or others, any writings, drawings, photographs or computer software which relates to the business or activities of the Company or which contains information received as a result of the work performed for Company by Contractor, a draft manuscript or printout must be provided to Company by Contractor prior to publication, production or use. Contractor also agrees that any manuscript, article, book, pamphlet, advertisement, drawing, photograph or computer software produced by Contractor in the course of performing this Agreement is to be deemed “work for hire” for which Company is entitled to all copyrights and other benefits thereunder.

Contractor has identified on an attachment to this Agreement any inventions or discoveries which were conceived prior to the association of Contractor and Company, either wholly or in part, and which contractor wishes to exclude from this Agreement.

ARTICLE XV LIENS. The final payment shall not be due until the Contractor has delivered to the Company evidence satisfactory to Company of full payment to all subcontractors, suppliers, laborers and materialmen and complete releases of all lien rights any of them may have arising out of the perfo1mance of the work under this Agreement, or a bond satisfactory to the Company indemnifying it against any such lien. If any such lien if filed or recorded during the course of performance of this Agreement or thereafter, Contractor shall be in material breach and default under this Agreement if such lien is not released, or a bond satisfactory to Company indemnifying it against such lien is not procured by Contractor, within five (5) calendar days.

ARTICLE XVI EQUAL OPPORTUNITY. It is agreed as a condition of this Agreement that in the performance of this Agreement, Contractor and Company shall not engage in any conduct or practice which violates applicable law, order or regulation prohibiting discrimination against any person by reason of race, religion, national origin, sex, or age, handicapped condition or veteran’s status.

ARTICLE XVII FORCE MAJEURE. Except for the obligation to pay for services rendered, neither party hereto shall be liable for its failure to perform hereunder, in whole or in part, due to contingencies beyond its reasonable control, including, but not limited to, strikes, riots, war, fire, acts of God, injunction, compliance with any law, regulation or order, whether valid or invalid, of the United States of America or any other governmental body or any instrumentality thereof, whether now existing or hereafter created.

ARTICLE XVIII - ASSIGNMENT; SUBCONTRACTRNG. Contractor shall not assign or subcontract all or any part of this Agreement without the advance written approval of the Company. Any assignment or subcontract shall not relieve Contractor of any responsibility hereunder.

ARTICLE XIX - SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

ARTICLE XX -TERMINATION AND SURVIVAL. This Agreement may be terminated by Company on thirty (30) days notice with or without cause, or immediately for any breach of this Agreement. The terms and provisions of Articles V, VIII, and XIV shall survive this Agreement. Under no circumstances shall Company be liable to Contractor for any compensation in excess of that expressly set forth in this Agreement, lost profits, lost opportunity, unrecovered start-up costs, preparatory, settlement or discontinuation costs or damages, or consequential or other indirect damages (including, but not limited to, severance pay and other personnel compensation and costs and attorneys’ fees) as a result of the Company’s termination of a portion or all of this Agreement, whether such termination is pursuant to the provisions of Article VII, or this Article XX or in connection with any claim by Contractor related to this Agreement.

ARTICLE XXI - AMENDMENT. Any changes in this Agreement must be in writing and executed by both parties.

ARTICLE XXII - NOTICE. Any notice or communication required or permitted hereunder shall be sufficiently given if sent by first class mail, postage prepaid, to the addresses set forth above.

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ARTICLE XXIII - ENTIRE AGREEMENT. This agreement (including any schedules and annexes hereto and any drawings or specifications referenced herein) constitutes the entire agreement and understanding between the parties and supersedes any prior agreement and understanding, whether written or oral, relating to the subject matter of this Agreement.

ARTICLE XXIV - ATTORNEYS FEES. In the event the Contractor or Owner brings any legal action to enforce or interpret any of the terms and provisions of this Agreement, the prevailing party shall be entitled to recover its costs and expenses of suit, including fees of expert witnesses, and reasonable attorneys’ fees, including any incu1Ted in any appeal or in connection with any bankruptcy case or any arbitration.

ARTICLE XXV - MEDIATION. Disputes between the parties relating to the interpretation and enforcement of this Agreement shall be submitted to mediation in accordance with this Article XXV. To commence the dispute resolution process, either party may serve written notice on the other party specifically identifying the dispute and requesting that efforts at resolving the dispute begin. The parties shall attempt in good faith to resolve the dispute using their best efforts to reach agreement on the matters in dispute. If the parties are unable to resolve the dispute by negotiation within ten ( I 0) days, mediation shall be initiated upon written request by either party. Within thirty (30) days of such written request, the parties shall jointly select an individual to serve as the mediator of any dispute if willing or able to do so. If the parties cannot agree on a mediator, then the parties shall, within ten (10) days after written request by either party, request that the American Arbitration Association (“AAA”) name three qualified mediators. Within five (5) business days of receipt of the AAA list, each party shall notify the other of a name it wishes to delete from the list. The mediator shall be the individual on the list not so deleted. If any party fails to notify the other of the mediator it intends to delete within the time specified, the other party shall select the mediator from the AAA list. Should both parties delete the same name, Company shall select the mediator from the remaining two (2) names. The mediator so selected shall not be a person who has previously acted in any capacity for either party and who has at least ten (10) years of experience in the construction industry as a contractor, design professional or attorney. A single mediator, once selected, shall be used for all disputes until unable or unwilling to serve in which event the AAA list selection process shall be repeated. The mediation shall take place in the county in which the project is located, within thirty (30) days after the written request is delivered to the non requesting party, or the mediator is selected, if later. The parties shall submit to the mediator all information determined by the mediator to be necessary for a negotiated resolution of the dispute. The parties shall also meet promptly and shall use good faith efforts to resolve the dispute when and as requested by the mediator. The costs of mediation, including without limitation the mediator’s fees, shall be paid equally by each party, provided that each party shall bear its own attorney’s fees with respect to such mediation. The pendency of any dispute resolution procedures shall not relieve Contractor from its duty to perform under this Agreement or serve to delay or suspend any schedule or deadline under this Agreement. Compliance with the provisions of this Article XXV shall be a condition precedent to the bringing of any lawsuit or other action to enforce any rights or claims under or related to this Agreement except any action seeking injunctive or other extraordinary equitable relief, but shall not be a condition precedent to the right of Company to terminate this Agreement.

NATIONAL STORM RECOVERY, LLC		VISTA LANDFILL, LLC, by and through its Manager/Member, WASTE MANGEMENT INC. OF FLORIDA

By:	/s/ Tami Raynor	By:	/s/ Matthew Ork
Print Name:	Tami Raynor	Print Name:	Matthew Ork
Title:	Owner	Title:	Director of Operations

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